Municipal Trust NSAR-A

Exhibit 77(C)

Submission of matters to a vote of security holders (Unaudited)

I.
A joint special meeting of the shareholders (the “Meeting”) of each of the Lord Abbett Georgia Tax Free Trust and Lord Abbett Pennsylvania Tax Free Trust (each, an “Acquired Fund” and collectively, the “Acquired Funds”) was held on November 5, 2010. Each Acquired Fund was a series of the Lord Abbett Municipal Income Trust.

The Meeting was held for the purpose of approving an Agreement and Plan of Reorganization between each Acquired Fund and Lord Abbett National Tax Free Income Fund, a series of Lord Abbett Municipal Income Fund, Inc. (the “Acquiring Fund” or the “National Fund”), providing for: (a) the transfer of all of the assets of the Acquired Fund to the Acquiring Fund in exchange for shares of the corresponding class of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund; (b) the distribution of such shares to the shareholders of the Acquired Fund; and (c) the termination of the Acquired Fund.

The results of the shareholder vote on the preceding matter were as follows:

Matter	Votes For	Votes Against	Abstentions
1. Proposal – Approval of an Agreement and Plan of Reorganization between the Lord Abbett Georgia Tax Free Trust and the National Fund	11,779,317.201	1,009,513.741	469,952.311
2. Proposal – Approval of an Agreement and Plan of Reorganization between the Lord Abbett Pennsylvania Tax Free Trust and the National Fund	8,761,504.287	2,540,182.916	717,420.310

II.
A joint special meeting of the shareholders (the “Meeting”) of each the High Yield Municipal Bond Fund, Intermediate Tax Free Fund, and Short Duration Tax Free Trust (each, a “Delaware Fund” and collectively, the “Delaware Funds”) was held on November 5, 2010. Each Delaware Fund was a series of the Lord Abbett Municipal Income Trust.

The Meeting was held for the purpose of approving an Agreement and Plan of Redomestication, which provided for the reorganization of each of the Delaware Funds into a corresponding series of Lord Abbett Municipal Income Fund, Inc. to be organized under Maryland law with the same name, investment parameters, fees and expenses, and other attributes (each, a “Maryland Fund” and collectively, the “Maryland Funds”). Each Delaware Fund was organized as a series of Lord Abbett Municipal Income Trust.

The results of the shareholder vote on the preceding matter were as follows:

Matter	Votes For	Votes Against	Abstentions
1. Proposal – Approval of an Agreement and Plan of Redomestication between the Lord Abbett High Yield Municipal Bond Fund and the Lord Abbett Municipal Fund, Inc.	155,818,907.000	3,017,519.397	5,216,432.047
2. Proposal – Approval of an Agreement and Plan of Redomestication between the Lord Abbett Intermediate Tax Free Fund and the Lord Abbett Municipal Fund, Inc.	160,375,156.956	1,590,015.259	4,726,215.830
3. Proposal– Approval of an Agreement and Plan of Redomestication between the Lord Abbett Short Duration Tax Free and the Lord Abbett Municipal Fund, Inc.	105,898,829.207	1,706,144.322	2,200,959.407